Exhibit 99.1

JONES ENERGY, INC. COMPLETES STACK/SCOOP ACQUISITION AND OPENS OKLAHOMA CITY OFFICE

Austin, TX — September 27, 2016 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or the “Company”) today announced the closing of its previously announced STACK/SCOOP acquisition for a closing price of $136.5 million, subject to customary post-closing adjustments, and announced the opening of an office in Oklahoma City, OK as a result of this acquisition.  The Company funded the acquisition with a portion of the approximately $152 million in net proceeds from its recently completed offerings of Class A common stock and Series A perpetual convertible preferred stock.

Jonny Jones, the Company’s Founder, Chairman, and CEO, commented, “I am pleased to announce the closing of this transformative transaction.  We are focused on leveraging our best-in-class Midcontinent operating expertise to develop this asset.  I look forward to providing you with updates on our development plan.”

Mike McConnell, the Company’s President, commented, “I will be leading the team at our new Oklahoma City office.  We believe having a local presence will play a key role in helping us realize the full potential of this impressive new asset and I am excited to lead that effort.”

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.

Investor Contacts:

Cathleen King, 512-493-4834

Investor Relations

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO